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                                                                 EXHIBIT (13)(e)
                                                                 DRAFT - 9/27/95

                                THE PNC(R) FUND
                          CO-ADMINISTRATION AGREEMENT


        AGREEMENT dated as of __________________, 1995 between THE PNC(R) FUND, a Massachusetts business trust (the "Company"), and PNC MUTUAL FUND COMPANY, a Delaware corporation (the "Co-Administrator").

        WHEREAS, the Company is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Company desires to retain the Co-Administrator certain administration services and the Co-Administrator is willing to furnish such administration services;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, it is agreed between the parties hereto as follows:

        1. Appointment of Co-Administrator. The Company hereby appoints the Co-Administrator to provide certain administration services, as more fully described herein, for each class and series of shares in each of the Company's Funds on the terms and for the period set forth in this Agreement. The Co-Administrator accepts such appointment and agrees to perform the services and duties set forth in Section 3 below in return for the compensation provided in
Section 5 below. In the event that the Company establishes additional class or investment portfolios other than the Funds listed on Appendix A with respect to which it desires to retain the Co-Administrator to act as an administrator hereunder, the Company shall notify the Co-Administrators, whereupon such Appendix A shall be supplemented (or amended) and such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions, including the compensation payable on behalf of such new Fund, may be modified in writing by the Company and the Co-Administrator at the time).

        2. Delivery of Documents. The Company has furnished the Co-Administrator with copies, properly certified or authenticated, of each of the following documents and will deliver to it all future amendments and supplements, if any:


             a. The Company's Declaration of Trust, filed with the Secretary of State of the Commonwealth of Massachusetts on December 22, 1988, as amended (the "Charter");




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             b.   The Company's Code of Regulations, as amended ("Code");

             c. Resolutions of the Company's Board of Trustees authorizing the execution and delivery of this Agreement;

             d. The Company's most recent amendment to its Registration Statement under the Securities Act of 1933, as amended, and under the 1940 Act on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on ______________, 1995 relating to its Funds (the Registration Statement, as presently in effect and as amended or supplemented from time to time, is herein called the "Registration Statement"); and

             e. The Company's most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (such Prospectuses and Statements of Additional Information and supplements thereto, as presently in effect and as from time to time amended and supplemented, are herein called the "Prospectuses").

          3.   Services and Duties.

               a. Subject to the supervision and control of the Company's Board of Trustees, the Co-Administrator shall be responsible for the performance of the following services:

                        (1) The oversight and coordination of the performance of each of the service providers to the Company, including without limitation, its investment advisers, sub-investment advisers, other administrators, transfer agent, custodian, distributor, shareholder servicing agents, legal counsel and independent auditors.

                        (2) The negotiation of service contracts and arrangements between the Company and each of its service providers;

                        (3) Acting as liaison between the Company's Board of Trustees and its service providers;

                        (4) Assisting in the preparation of materials for meetings of the Company's Board of Trustees and shareholders; and

                        (5) Providing general ongoing business management and support services in connection with the Company's operations.



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                b.  In performing all of its services and duties hereunder, the
Co-Administrator will act in conformity with the Charter, Code, Prospectuses and resolutions and other instructions of the Company's Board of Trustees and will comply with the requirements of the 1940 Act and other applicable federal or state law.

          4. Expenses Assumed as Co-Administrator. The Co-Administrator will bear all expenses incurred by it in performing its services and duties hereunder, except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fm of officers and trustees who are not officers, directors, shareholders or employees of the Company's administrators, or the Company's investment adviser, other administration or distributor for the Funds, Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' reports and corporate meetings and any extraordinary expenses, will be borne by the Company, provided, however, that the Company will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the sale of shares of the Funds otherwise than pursuant to its Amended and Restated Distribution and Service Plan.

          5.    Compensation.

                a. For the services provided and the expenses assumed as Co-Administrator pursuant to Section 4 above, the Company will pay to the Co-Administrator a monthly fee at an annual rate equal to 0.03% of the average daily net assets of each Fund, as modified by agreement of the Co-Administrator and the Company from time to time. The fee attributable to each Fund shall be the several (and not joint or joint and several) obligation of each portfolio.

                b. For the purpose of determining fees payable to the Co-Administrator for the services provided hereunder, the value of each Fund's net assets shall be computed as required by its Prospectuses, generally accepted accounting principles and resolutions of the Company's Board of Trustees. The fee attributable to each Fund shall be the several (and not joint or joint and several) obligation of each such Fund.

                c. The Co-Administrator will from time to time employ or associate with itself such person or persons as it may believe to be fitted to assist them in the performance of this




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Agreement.  Such person or persons may be officers and employees who are employed by both the Company and the Co-Administrator. The compensation of such person or shall be paid by the Co-Administrator, and no obligation shall be incurred on behalf of the Company in such respect.

          d. If the expenses borne by any Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Fund's shares are registered or qualified for sale to the public, the Co-Administrator agrees to reimburse such Fund for a portion of any such excess expense in an amount equal to the portion that the fees otherwise payable by the fund to the Co-Administrator hereunder bears to the total amount of the investment advisory and administration fees otherwise payable by the Fund. The expense reimbursement obligation of the Co-Administrator is limited to the amount of its fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Co-Administrator shall reimburse such Fund for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to the Co-Administrator bear to the total amount of investment advisory and administration fees otherwise payable by the fund regardless of the amount of fees paid to the Co-Administrator during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the fund so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

     6. Proprietary and Influential Information. The Co-Administrator agrees behalf of itself and its employees to treat confidentially and as proprietary information of Company all records and other information relative to the Company and its Funds and present or potential shareholders, and not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after or notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Co-Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

     7. Limitations of Liability. The Co-Administrator shall not be liable for error of judgment or mistake of law or for any loss suffered by the Company in on with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of the Co-Administrator, who may be or become an officer, employee or agent of the Company, shall be deemed when services to the



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Company or acting on any business of the Company (other than services or business in connection with the Co-Administrator's duties hereunder) to be rendering such services to or acting solely for the Company and not as an officer, director, employee or agent or one under the control or direction of the Co-Administrator even though paid by the Co-Administrator.

          8. Duration and Termination. This Agreement shall become effective upon execution as of the date first written above and, unless sooner terminated as provided herein, shall continue until ____________, 199_. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those of the Company's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company's Board of Trustees or by vote of a "majority of the outstanding voting securities" of the Company; provided, however, that this Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or a vote of a "majority of the outstanding voting securities" of the Company, on 60-days' written notice to the Co-Administrator, or by the Co-Administrator at any time, without the payment of any penalty, on 90-days' written notice to the Company. (As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as such terms have in the 1940 Act.)

          9. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         10. Notices. Notices of any kind to be given to the Company hereunder by the Co-Administrator shall be in writing and shall be duly given if mailed or delivered to the Company any at Bellevue Park Corporate Center, Suite 152, 103 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Mr. Edward J. Roach, Treasurer, with a copy to Drinker Biddle & Reath,
Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107-3496, Attention: Morgan R. Jones, Secretary, or at such other address or to such individual as shall be so specified by the Company to the Co-Administrator. Notices of any kind to be given to the Co-Administrator hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to PNC Mutual Fund Company, 345 Park Avenue, 30th Floor, New York, New York 10154, Attention: Karen H. Sabath, or at such other address or to such other individual as shall be so specified by the Co-Administrator to the Company.





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          11.  Miscellaneous.

               a. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

               b. The Names "The PNC(R) Fund" and "Trustees of The PNC(R) Fund" refer specifically to the sent created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Company. The obligations of "The PNC(R) Fund" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Company personally, but bind only the Trust property (as defined in the Declaration of Trust), and all persons dealing with any Fund or class of shares of the Company must look solely to the Trust property belonging to such Fund or class for the enforcement of any claims against the Company.

          12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of ___________________.

          13. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                   THE PNC(R) FUND


                                              By:_______________________________


                                              PNC MUTUAL FUND COMPANY


                                              By:_______________________________



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